UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Model N, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On May 15, 2024, Model N, Inc. (“Model N” or the “Company”) filed a Definitive Proxy Statement on Schedule 14A (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated April 7, 2024, by and among Model N, Mountain Parent, LLC, a Delaware limited liability company (“Parent”), and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The special meeting of Model N stockholders will be held virtually on June 25, 2024, at 11:30 a.m. Pacific Time, to act on the proposal to adopt the Merger Agreement, as disclosed in the Definitive Proxy Statement, as well as the other proposals described therein.

Litigation Related to the Merger

On May 17, 2024 a purported individual stockholder of Model N filed a complaint in the United States District Court for the Northern District of California, captioned Shanishchara v. Model N, Inc., et al., 3:24-cv-2994 (“Shanishchara”), naming as defendants the Company and each member of the Company’s Board of Directors (the “Board”). On June 6, 2024, an additional case was filed by a purported individual shareholder of Model N in the Supreme Court for the State of New York, captioned Hamilton v. Model N, Inc., et al., No. 652892/2024 (“Hamilton”). The Shanishchara and Hamilton complaints, and any similar subsequently filed cases involving the Company, the Board or any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Merger Agreement, the Merger or any related transaction, are referred to as the “Merger Litigations.”

The Merger Litigations filed to date generally allege that the Preliminary Proxy Statement on Schedule 14A, filed on May 3, 2024 (the “Preliminary Proxy Statement”), or the Definitive Proxy Statement is materially incomplete and misleading by allegedly failing to disclose certain purportedly material information. The Merger Litigations assert violations of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against Model N and the Board and violations of Section 20(a) of the Exchange Act against the Board. The Merger Litigations seek, among other things: an injunction enjoining consummation of the Merger; rescission of the Merger Agreement, recission of the Merger if consummated; an accounting of all damages suffered; costs of the action, including attorneys’ fees and experts’ fees and expenses; an order directing the filing of a proxy statement that does not contain any untrue statements of material fact; a declaratory order that the defendants violated Section 14(a) and/or Section 20(a) of the Exchange Act; and any other relief the court may deem just and proper.

Model N cannot predict the outcome of each Merger Litigation, nor can Model N predict the amount of time and expense that will be required to resolve each Merger Litigation. Model N believes that the Shanishchara and Hamilton cases are without merit and that no supplemental disclosures are required under applicable law. Model N and its directors intend to vigorously defend against each Merger Litigation and any subsequently filed similar actions. It is possible that additional similar complaints could be filed in connection with the Merger. Model N cannot estimate the possible loss or range of loss from the Merger Litigations. If any additional complaints are filed, absent new or significantly different allegations, Model N will not necessarily disclose such additional filings.

In addition, several purported stockholders of Model N sent demand letters regarding the Preliminary Proxy Statement and Definitive Proxy Statement (the “Demand Letters”). Based on the same core allegations as the Merger Litigations, the Demand Letters request that the Company disseminate corrective disclosures in an amendment or supplement to the Preliminary Proxy Statement or Definitive Proxy Statement.

Supplement to Definitive Proxy Statement

All page references used herein refer to pages in the Definitive Proxy Statement before any additions or deletions resulting from the supplemental disclosures, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. Underlined and bolded text shows text being added to a referenced disclosure in the Definitive Proxy Statement. These definitive additional materials are incorporated into, and amend and/or supplement, the Definitive Proxy Statement as provided herein. Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.

1.

The disclosure under the heading “The Merger—Opinion of Model N’s Financial Advisor” is hereby amended and supplemented by replacing in its entirety the disclosure that begins with “Selected Public Companies Analysis” on page 55 and ends with “Selected Public Companies” on page 55 of the Definitive Proxy Statement with the following (new language bold and underlined):

Selected Public Companies Analysis

Jefferies reviewed publicly available financial, stock market and operating information of Model N and six selected publicly traded companies in the vertical software industry that have financial and operating characteristics that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected companies”.

Jefferies reviewed, among other information and to the extent publicly available, enterprise values (“EVs”) of the selected companies, calculated as fully diluted equity values based on closing stock prices on April 5, 2024, plus total debt, preferred equity and non-controlling interests, minus investments in affiliates, cash and cash equivalents, as a multiple of each company’s estimated revenue and earnings before interest, taxes, depreciation and amortization, unburdened by stock-based compensation expense and burdened by capitalized software, as applicable (“EBITDA”), for the calendar years 2024 and 2025, which we refer to as CY 2024E and CY 2025E, respectively. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.

The selected companies and the financial data reviewed included the following:

Selected Public Companies Analysis

Company	EV / CY 2024E Revenue	EV / CY 2025E Revenue	EV / CY 2024E EBITDA	EV / CY 2025E EBITDA
Alarm.com Holdings, Inc.	3.7x	3.6x	21x	20x
Blackbaud, Inc.	4.1x	3.8x	15x	13x
Health Catalyst, Inc.	1.0x	0.9x	20x	11x
Instructure Holdings, Inc.	5.0x	4.5x	12x	11x
IQVIA Holdings, Inc.	3.7x	3.4x	16x	15x
MeridianLink, Inc.	5.9x	5.4x	16x	14x

2.

The disclosure under the heading “The Merger—Opinion of Model N’s Financial Advisor” is hereby amended and supplemented by replacing in its entirety the disclosure that begins with “Selected Transactions Analysis” on page 56 and ends with “Selected Transactions Analysis” on page 57 of the Definitive Proxy Statement with the following (new language bold and underlined):

Selected Transactions Analysis

Jefferies reviewed publicly available financial, stock market and operating information of Model N and company filings, definitive proxy statements, press releases and Wall Street research relating to 12 historical M&A transactions, announced since July 2020, involving companies in the software industry that have financial and operating characteristics that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected transactions”.

The selected transactions and the financial data reviewed included the following:

Selected Transactions Analysis

Date Announced	Target	Acquiror	EV / LTM Revenue	EV / LTM EBITDA
September 2023	NextGen Healthcare, Inc.	Thoma Bravo	2.6x	15x
August 2023	Avid Technology, Inc.	Symphony Technology Group, LLC	3.3x	19x
May 2022	Black Knight, Inc.	Intercontinental Exchange, Inc.	12.0x	22x
April 2022	CDK Global, Inc.	Brookfield Business Partners	4.7x	12x
December 2021	Cerner Corp	Oracle Corporation	5.2x	16x
November 2021	athenahealth Inc.	Bain Capital / Hellman & Friedman	7.6x	16x
August 2021	Inovalon Holdings, Inc.	Nordic Capital / Insight Partners	10.4x	30x
February 2021	Core Logic, Inc.	Insight Partners / Stone Point Capital	4.7x	12x
December 2020	RealPage, Inc.	Thoma Bravo	8.8x	34x
December 2020	BioTelemetry, Inc.	Royal Phillips	6.2x	23x
August 2020	OSIsoft	Aveva Group plc	10.2x	31x
July 2020	Majesco	Thoma Bravo	4.6x	36x

3.

The disclosure under the heading “The Merger—Opinion of Model N’s Financial Advisor—Discounted Cash Flow Analysis” is hereby amended and supplemented by adding the following language to the first full paragraph on page 57 of the Definitive Proxy Statement (new language bold and underlined):

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis of Model N by calculating the estimated present value of the stand-alone unlevered free cash flows that Model N was forecasted to generate during the fiscal years ending September 30, 2024, through September 30, 2029, based on the Projections. The terminal values of Model N were calculated by applying a selected range of perpetuity growth rates of 3.5% to 5.5% to Model N’s estimated terminal year unlevered free cash flows, based on the Projections and per management guidance. The present values of the unlevered free cash flows and terminal values of Model N were then calculated using a selected discount rate range of 10.0% to 11.0%, based on an estimate of Model N’s weighted average cost of capital, to determine a range of implied enterprise values for Model N. Jefferies then added the present value of Model N’s net operating losses, which was estimated to be approximately $42 million, subtracted Model N’s estimated total debt of $288 million and added Model N’s estimated cash balance of $357 million, each as of June 30, 2024 and as provided by Model N management, to calculate a range of implied equity values, and divided the result by the number of fully diluted outstanding shares of Model N common stock outstanding of approximately 42 million, as provided by Model N management, to calculate a range of implied per share equity values for Model N. This analysis indicated a reference range of implied per share equity values of $22.08 to $33.62 per share, as compared to the Merger Consideration of $30.00 per share.

4.

The chart on page 60 of the Definitive Proxy Statement, in the section entitled “The Merger—Certain Financial Projections,” is hereby amended and supplemented as follows (new language bold and underlined):

The following table presents a summary of the Projections (in millions):

	Fiscal year ended September 30,
	2024	2025	2026	2027	2028	2029
Total Revenue	$264	$288	$323	$368	$405	$428
Total Gross Profit	$164	$186	$213	$250	$275	$295
Operating Income(1)	$50	$66	$87	$115	$133	$147
Adjusted EBITDA(2)	$51	$67	$88	$116	$134	$148
Stock-based Compensation Expense	$(42)	$(41)	$(44)	$(47)	$(49)	$(47)
Taxes	$(0)	$(5)	$(9)	$(16)	$(21)	$(25)
Capital Expenditures	$(1)	$(1)	$(2)	$(2)	$(2)	$(2)
Change in Net Working Capital	$10	$3	$11	$0	$10	$5
Unlevered Free Cash Flow(3)	$17	$24	$44	$51	$73	$79

(1)

Operating income is a non-GAAP financial measure defined as GAAP operating income / (loss) without any deduction for stock-based compensation or amortization expenses related to recently acquired intangible assets.

(2)

Adjusted EBITDA is a non-GAAP financial measure defined as net income / (loss), adjusted for depreciation and amortization, stock-based compensation expense, interest expenses, interest income, other income (expenses), net, and provision for income taxes.

(3)

Unlevered free cash flow is a non-GAAP financial measure defined as Adjusted EBITDA minus stock-based compensation expense, minus tax expense (assuming a tax rate of 25%), minus capital expenditures and plus / (minus) decreases / (increases) in net working capital. Certain amounts may not sum due to rounding.

5.

The disclosure under the heading “The Merger—Interests of Model N’s Directors and Executive Officers in the Merger” is hereby amended and supplemented by adding the following language to the section entitled “Post-Closing Compensation” on page 64 of the Definitive Proxy Statement (new language bold and underlined):

Representatives of Parent may hold preliminary discussions with certain members of the Company’s management team regarding employment with, and the right to purchase or participate in the equity of, Parent or one or more of its affiliates. However, as of the date of these supplemental proxy materials, none of the Company’s executive officers has entered into any agreement or understanding with respect to the foregoing, and there can be no assurances that the terms of any such agreements or arrangements will be agreed upon with any executive officers in the future. If Parent or its affiliates and the Company’s executive officers do not enter into agreements regarding employment with Parent or its affiliates, then the Company’s executive officers will remain subject to their existing arrangements with the Company.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed transaction involving Model N, Inc. (“Model N”) and affiliates of Vista Equity Partners. In connection with the proposed transaction, Model N has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) and furnished to stockholders a proxy statement and WHITE proxy card. This communication is not a substitute for the proxy statement or any other document that Model N may file with the SEC or send to its stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS OF MODEL N ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MODEL N AND THE PROPOSED TRANSACTION. The definitive proxy statement and future materials to be filed by Model N will be made available to Model N’s investors and stockholders at no expense to them and copies may be obtained free of charge on Model N’s website at https://investor.modeln.com/. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov.

Model N and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of Model N stockholders in connection with the proposed transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of Model N’s executive officers and directors in the solicitation by reading the definitive proxy statement filed with the SEC in connection with the transaction, the Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and the subsequent Quarterly Reports on Form 10-Q, and other relevant materials that will be filed with the SEC in connection with the proposed transaction when they become available. Information concerning the interests of Model N’s participants in the solicitation, which may, in some cases, be different than those of the Model N’s stockholders generally, are set forth in the definitive proxy statement filed with the SEC.

Forward-Looking Statements

This communication may contain forward-looking statements including, among other things, statements regarding the potential benefits of the proposed transaction; the prospective performance and outlook of Model N’s business, performance, opportunities and challenges; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Risks include, but are not limited to: (i) the ability to obtain the requisite approval from stockholders of Model N; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for Model N will be made; (iv) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require Model N to pay a termination fee or other expenses; (vi) the effect of the pendency of the proposed transaction on Model N’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (vii) risks related to diverting management’s attention from Model N’s ongoing business operations or the loss of one or more members of the management team; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (ix) delays in closing customer contracts; (x) Model N’s ability to improve and sustain its sales execution, including increasing bookings and growing revenues; (xi) the timing of new orders and the associated revenue recognition; (xii) adverse changes in general economic or market conditions; (xiii) delays or reductions in information technology spending and resulting variability in customer orders from quarter to quarter; (xiv) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors and new applications and marketing initiatives by Model

N’s competitors; (xv) Model N’s ability to increase and manage its growth effectively; (xvi) acceptance of Model N’s applications and services by customers; (xvii) success of new products; (xviii) the risk that the strategic initiatives that Model N may pursue will not result in significant future revenues; (xiv) changes in health care regulation and policy and tax in the United States and worldwide; (xx) Model N’s ability to retain customers; and (xxi) adverse impacts on Model N’s business and financial condition due to macroeconomic and geopolitical factors, such as inflation, rising interests, pandemics, banking system instability and geopolitical conflicts. Further information on risks that could affect Model N’s results is included in its filings with the SEC, including its most recent quarterly report on Form 10-Q and its annual report on Form 10-K for the fiscal year ended September 30, 2023, and any current reports on Form 8-K that it may file from time to time. Should any of these risks or uncertainties materialize, actual results could differ materially from expectations. Model N assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this communication.